UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 1, 2011
THE GEO GROUP, INC.
(Exact Name of Registrant as Specified in Charter)
Florida
(State or Other Jurisdiction of Incorporation)

1-14260	65-0043078

(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Suite 700, Boca Raton, Florida	33487

(Address of Principal Executive Offices)	(Zip Code)
(561) 893-0101

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
     Item 8.01 — Other Events.
     On February 1, 2011, as previously disclosed, The GEO Group, Inc. (“GEO”) issued a press release announcing its intention to offer $250 million aggregate principal amount of senior unsecured notes due 2021 (the “Notes”) in a private offering. On February 2, 2011, GEO announced the pricing of its offering of Notes and that the size of the offering was increased to $300,000,000 aggregate principal from the previously announced $250,000,000 aggregate principal. The Notes will be issued at a coupon rate and yield to maturity of 6.625%. GEO expects to issue the notes on February 10, 2011.
     GEO expects to receive net proceeds from this offering of approximately $291.9 million after deducting the initial purchasers’ discount and GEO’s estimated expenses. GEO intends to use the net proceeds of the offering, together with $150.0 million of borrowings under GEO’s senior credit facility to finance GEO’s previously announced acquisition of BII Holding Corporation (the “BI Acquisition”) and to pay related fees, costs and expenses of the BI Acquisition and the offering of the Notes. Any remaining net proceeds are expected to be used to repay amounts outstanding under GEO’s revolving credit facility.
     A copy of the press release announcing the pricing of the offering is attached as Exhibit 99.1 hereto.

Section 9 — Financial Statements and Exhibits
     Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated February 2, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.

February 7, 2011
            Date

/s/ Brian R. Evans
Brian R. Evans
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated February 2, 2011.

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